UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2014

_________________

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-54111	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9530 Main Street Clarence, New York (Address of Principal Executive Office)		14031 (Zip Code)
Registrant’s telephone number, including area code: (716) 270-1523

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2014, the Board of Directors of 22nd Century Group, Inc. (the “Company”) terminated the employment agreement of Joseph Pandolfino, the Company's Chairman of the Board and Chief Executive Officer, pursuant to Section 4.2 (Termination by the Company Without Cause) of Mr. Pandolfino's Employment Agreement, dated as of January 25, 2011. As a result, the Company will pay Mr. Pandolfino severance payments as provided in his Employment Agreement. On that same date, the Company's Board of Directors (i) appointed Henry Sicignano, III, the current President of the Company, to also be the Chief Operating Officer of the Company, (ii) appointed the Company's lead independent director, James Cornell, to be the new Chairman of the Board of Directors of the Company, and (iii) formed an Executive Committee of the Board, consisting of the existing independent directors of the Company of James Cornell (Chair of the Executive Committee), Richard Sanders and Joseph Dunn, to assist the management of the Company until the Board completes its search for and selection of a new Chief Executive Officer of the Company. Mr. Pandolfino remains as a member of the Board of Directors of the Company. The Company and Mr. Pandolfino are discussing his possible employment with the Company as its new Chief Technology Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

Date: October 27, 2014

/s/ Henry Sicignano, III

Henry Sicignano, III

President and Chief Operating Officer